EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Corporate Communications Manager
415-763-4529 | bethdrummey@bankofmarin.com

BANK OF MARIN BANCORP REPORTS THIRD QUARTER EARNINGS OF $7.5 MILLION
CREDIT QUALITY REMAINS STRONG DESPITE PANDEMIC
REACTIVATES SHARE REPURCHASE PROGRAM

NOVATO, CA, October 26, 2020 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced earnings of $7.5 million in the third quarter of 2020, compared to $7.4 million in the second quarter of 2020 and $9.4 million in the third quarter of 2019. Diluted earnings per share were $0.55 in both the third and second quarters of 2020 compared to $0.69 in the third quarter last year. Earnings for the first nine months of 2020 totaled $22.1 million compared to $25.2 million in the same period last year. Diluted earnings per share were $1.62 and $1.82 in the first nine months of 2020 and 2019, respectively.

Our net income for the first nine months of 2020 was $3.1 million lower than 2019, primarily due to the economic impact of the pandemic, resulting in a $5.1 million year-over-year increase in the provision for loan losses and an historic low interest rate environment. However, our credit quality remained strong with non-accrual loans representing only 0.07% of total loans and non-interest expenses remained relatively flat with an efficiency ratio of 56.21%.

"While this has been a difficult year for everyone, Bank of Marin’s disciplined approach to risk management and credit underwriting has enabled us to produce consistently strong financial performance during times of adversity,” said Russell A. Colombo, President and Chief Executive Officer. “We continue to work with customers who need assistance due to the pandemic, but we are confident that we will emerge from this pandemic, along with our customers, well positioned for growth. The benefit of our disciplined approach serves not only the Bank, but also our customers, by keeping leverage low during this trying time."

The Bank has responded to the COVID-19 pandemic in a number of ways, including third quarter contributions of $360 thousand to ensure equitable access to remote learning resources for underserved students in Marin, Napa and Sonoma counties and the City of Alameda. In addition, to assist our employees during the pandemic, we paid $1,200 to each employee totaling $360 thousand in the third quarter, with executive management directing their payments to non-profit organizations of their choice. Since the onset of the pandemic, Bank of Marin has made Small Business Administration ("SBA") Paycheck Protection Program ("PPP") loans to over 1,800 small businesses, reaching nearly 28,000 employees in our markets. We also accommodated loan payment relief requests for borrowers, lowered interest rate floors on commercial Prime Rate loans, waived ATM and overdraft fees, and cancelled early withdrawal penalties for certificates of deposit when allowed by law.

Bancorp provided the following highlights from the third quarter of 2020:

•Loan balances of $2,108.0 million at September 30, 2020 held steady compared to $2,110.2 million at June 30, 2020. SBA PPP loans totaled $301.7 million at September 30, 2020 and $298.9 million at June 30, 2020, representing 14% of total loans for both periods.

•Bank of Marin is awaiting further guidance from the SBA and the Department of Treasury regarding the PPP loan forgiveness process. We are prepared to open our secure portal for customers to submit forgiveness applications online once the final guidance is released. Of the total PPP loans, 48% (870 loans) totaling $18.4 million are less than or equal to $50,000.

•While California’s wildfire season has once again been challenging for many communities in Northern California, fortunately, Bank of Marin and our clients have been minimally impacted. The fires had a negligible impact on our third quarter results.

•Since granting $388.5 million in payment relief for 264 loans at the onset of the pandemic, 236 loans totaling $336.3 million have resumed or are scheduled to resume normal payments and eight loans totaling $5.0 million paid off.

•Credit quality remains strong, with non-accrual loans representing 0.07% of total loans at September 30, 2020, compared to 0.08% of total loans at June 30, 2020. Classified loans decreased $2.5 million from June 30, 2020. Despite these low non-accrual totals, we considered the potential impact of the COVID-19 pandemic on our borrowers and the economy in general and recorded a $1.25 million provision for loan losses and $248 thousand provision for losses on off-balance sheet commitments in the third quarter of 2020. That compares to $2.0 million and $260 thousand, respectively, in the prior quarter. SBA PPP loans are fully guaranteed by the SBA and did not contribute to the provisions.

•Total deposits decreased $210.6 million in the third quarter to $2,569.3 million, primarily due to normal fluctuations in some of our large business accounts and $146.6 million in temporary one-way sale transfers of deposits to third-party deposit networks as part of our liquidity management. Non-interest bearing deposits represented 54% of total deposits in the third quarter compared to 52% in the prior quarter. The cost of average deposits was 0.09% in the second and third quarters, compared to 0.21% in the third quarter of 2019.

•All capital ratios were above well-capitalized regulatory requirements. The total risk-based capital ratio for Bancorp was 16.1% at September 30, 2020, compared to 15.8% at June 30, 2020. Tangible common equity to tangible assets was 11.0% at September 30, 2020, compared to 10.1% at June 30, 2020 (refer to footnote 5 on page 7 for a definition of this non-GAAP financial measure).

•The Board of Directors declared a cash dividend of $0.23 per share on October 23, 2020. This represents the 62nd consecutive quarterly dividend paid by Bank of Marin Bancorp. The dividend is payable on November 13, 2020, to shareholders of record at the close of business on November 6, 2020.

•On October 23, 2020, the Board of Directors approved reactivation of the $25.0 million share repurchase program that was suspended on March 20, 2020 as part of our proactive pandemic response.

Loans and Credit Quality

Loans decreased by $2.2 million in the third quarter and totaled $2,108.0 million at September 30, 2020. SBA PPP loans make up approximately $301.7 million at September 30, 2020. Non-PPP-related loan originations were $50.8 million and $122.4 million for the third quarter and first nine months of 2020, compared to $77.3 million and $156.1 million for the same periods in 2019. Rates on new loans originated in the third quarter were similar to year-to-date origination rates, and 2020 year-to-date interest rates on originations are roughly 50 basis points lower than the full year 2019. Loan payoffs totaled $41.3 million in the third quarter and $124.7 million in the first nine months of 2020, compared to $38.5 million and $107.8 million in the respective 2019 periods. Additionally, commercial line utilization decreased $7.7 million and $24.5 million during the three months and nine months ended September 30, 2020, respectively. Over half of the loan payoffs in the third quarter consisted of consumer loans, mostly tenant in common and HELOCs, with the remainder consisting largely of loans where the underlying assets were sold, including completed construction projects, and payoffs from borrower liquidity.

As of October 19, 2020, twenty loans totaling $47.2 million (balances as of September 30, 2020) had either requested additional payment relief or the relief period had not expired. We know each of these clients very well and anticipate that the vast majority will work through this and resume payments. The following table summarizes these loans by industry:

Payment Relief by Type
Industry	Outstanding Loan Balance (in thousands)	Weighted Average LTV
Education	$17,481	26%
Hospitality	10,431	49%
Retail Related CRE	6,295	48%
Health Clubs	6,201	60%
Office and Mixed Use	5,371	55%
Non-CRE Related	1,459	N/A
Payment Relief Totals	$47,238	42%

Non-accrual loans totaled $1.4 million, or 0.07% of the loan portfolio, at September 30, 2020, compared to $1.6 million, or 0.08% at June 30, 2020, and $422 thousand, or 0.02% a year ago. Classified loans totaled $11.0 million at September 30, 2020, compared to $13.5 million at June 30, 2020 and $9.9 million at September 30, 2019. The $2.5 million decrease in classified loans from the prior quarter primarily resulted from an upgrade in the risk rating for a commercial real estate loan to Special Mention due to an improvement in the borrower’s financial condition and low loan-to-value ratio. There were no loans classified doubtful at September 30, 2020, June 30, 2020, or June 30, 2019. Accruing loans past due 30 to 89 days totaled $318 thousand at September 30, 2020, compared to $83 thousand at June 30, 2020 and $574 thousand a year ago.

We recorded loan loss provisions totaling $1.25 million and $2.0 million in the third and second quarters of 2020, respectively, compared to a $400 thousand loan loss provision in the third quarter a year ago. A $5.45 million loan loss provision was recorded in the first nine months of 2020, compared to $400 thousand in the first nine months of 2019. Loan loss provisions in 2020 were primarily due to adjustments to qualitative factors impacted by the COVID-19 pandemic. Net charge-offs were $4 thousand in the third quarter of 2020, compared to $16 thousand for the prior quarter and net recoveries of $6 thousand in the third quarter a year ago. The ratio of allowance for loan losses to total loans was 1.05% at September 30, 2020, 0.99% at June 30, 2020, and 0.90% at September 30, 2019. Excluding non-PCI and SBA PPP loans, the allowance for loan losses represented 1.29% of total loans as of September 30, 2020 (refer to footnote 4 on page 7 for a definition of this non-GAAP financial measure).

In accordance with the accounting relief provisions of the Coronavirus Aid, Relief and Economic Security ("CARES") Act passed in March 2020, the Bank postponed the adoption of the current expected credit loss ("CECL") accounting standard. The Bank has continued to run the CECL model in parallel with the incurred loss model and will adopt the CECL standard as of December 31, 2020. Upon adoption of the CECL standard, we will record a cumulative adjustment to retained earnings in our financial statements, net of taxes, based on economic forecasts and other assumptions as of January 1, 2020. That adjustment will result in an increase to our allowance for credit losses of approximately $1.6 million and an increase to the allowance for off-balance sheet commitments of approximately $122 thousand. These adjustments do not include the subsequent COVID-19 pandemic-related impact. Upon adoption on December 31, 2020, we will recognize the difference between the allowance for credit losses calculated under the CECL model as of December 31, 2020 and the allowance for credit losses calculated under the incurred loss model as of September 30, 2020 as a provision for credit losses and a provision for credit losses on off-balance sheet commitments, as applicable. Based on information available at this time, we do not expect the fourth quarter provision for credit losses to exceed 10% of the September 30, 2020 allowance for credit losses. However, the exact amount will depend on certain forecasts, such as the California unemployment rate, and other assumptions available as of December 31, 2020, which could be significantly different from present levels.

Cash, Cash Equivalents and Restricted Cash

Total cash, cash equivalents and restricted cash were $213.6 million at September 30, 2020, compared to $397.7 million at June 30, 2020. The $184.1 million decrease was primarily due to $146.6 million in temporary transfers of deposits to third-party deposit networks as part of our liquidity management. Effective March 26, 2020, the Federal Reserve reduced the reserve requirement ratios to zero percent in response to the COVID-19 pandemic resulting in no restricted cash requirements as of September 30, 2020 and June 30, 2020.

Investments

The investment securities portfolio decreased from $555.6 million at June 30, 2020 to $530.8 million at September 30, 2020. The decrease was primarily attributed to paydowns, maturities and calls of $39.5 million, partially offset by purchases of $14.8 million.

Deposits

Total deposits were $2,569.3 million at September 30, 2020, compared to $2,779.9 million at June 30, 2020. The $210.6 million decrease during the third quarter was primarily due to $146.6 million in temporary transfers of deposits to third-party deposit networks and normal fluctuations in some of our large business accounts, as mentioned above. The average cost of deposits in the second and third quarter of 2020 was 0.09%.

Earnings

"We continue to work closely with our customers, drawing on our strong capital and liquidity positions as well as our more than 30-year history of steady performance to help them navigate this challenging economic environment,” said Tani Girton, EVP and Chief Financial Officer. “We have done this while maintaining strong credit quality, a low-cost deposit base, and solid profits for our shareholders."

Net interest income totaled $24.6 million in the third quarter of 2020, compared to $24.4 million in the prior quarter and $24.2 million a year ago. The $191 thousand increase from the prior quarter was primarily related to a $731 thousand increase in interest income due to higher average balances on SBA PPP loans as well as an additional day of interest income in the quarter, partially offset by the effect of lower balances and yields on non-PPP loans and investment securities. Yields on non-PPP loans have fallen over the course of 2020 due to loans originated prior to 2020 repricing downward with declining interest rates as well as the reduction in commercial Prime Rate loan floors.

The $415 thousand increase from the comparative quarter a year ago was primarily attributed to $2.4 million from SBA PPP loans, higher non-PPP loan balances and lower interest expense on deposits. These positive variances were partially offset by the impact of lower interest rates on non-PPP loans, cash and investments.

Net interest income totaled $73.1 million in the first nine months of 2020, compared to $71.8 million for the same period in 2019. The $1.3 million increase was primarily due to SBA PPP loan income, higher commercial loan balances, higher yields on investments and lower rates on deposits partially offset by lower yields on loans.

The tax-equivalent net interest margin was 3.44% in the third quarter, 3.53% in the prior quarter, and 4.04% in the third quarter of 2019. The tax-equivalent net interest margin was 3.59% in the first nine months of 2020, compared to 4.03% for the same period in 2019. The decreases in tax-equivalent net interest margin were attributable to both the lower interest rate environment and SBA PPP loans. SBA PPP loans lowered the 2020 net interest margin by 4 basis points in the third quarter, and 3 basis points in the first nine months.

Non-interest income totaled $1.8 million in the second and third quarter of 2020, and $2.7 million in the third quarter a year ago. The slight decrease from the prior quarter was mostly attributed to the absence of gains on sales of investment securities. The $1.0 million decrease from the same quarter a year ago was primarily due to a $562 thousand benefit collected on bank-owned life insurance ("BOLI") policies in the third quarter of 2019. Additionally fewer ATM fees and service charges on deposit accounts, lower dividends on Federal Home Loan Bank ("FHLB") stock, and lower fee income from one-way deposit sales to third-party deposit networks in the third quarter of 2020 all contributed to the decrease.

Non-interest income totaled $6.7 million in the first nine months of 2020, compared to $6.8 million in the first nine months of 2019. The small decline was driven by decreases across most non-interest income categories, partially offset by higher gains on sales of investment securities in the first nine months of 2020.

Non-interest expense increased $1.1 million to $15.2 million in the third quarter of 2020 from $14.1 million in the prior quarter. The increase was primarily due to higher salaries and benefits as the second quarter included $890 thousand in SBA PPP-related deferred loan origination costs. Additionally, the third quarter included $206 thousand more in charitable contributions to non-profit organizations.

Non-interest expense increased $1.0 million to $15.2 in the third quarter of 2020 from $14.2 million in the third quarter of 2019. The increase was primarily due to $370 thousand more in charitable contributions, $248 thousand provision for losses on off-balance sheet commitments, and higher salaries and benefits driven by annual merit increases. Additionally, the third quarter included higher Federal Deposit Insurance Corporation ("FDIC") insurance expense due to fewer FDIC assessment credits, and higher occupancy expense associated with the renewal of leases for our existing headquarters offices and a new lease for a loan production office in San Mateo.

Non-interest expense increased $204 thousand to $44.8 million in the first nine months of 2020 from $44.6 million in the first nine months of 2019. The increase was primarily due to $544 thousand higher charitable contributions, $484 thousand higher occupancy expense associated with new and renewed leases mentioned above, and $481 thousand higher provision for losses on off-balance sheet commitments. These increases were partially offset by decreases in salaries and related benefits primarily due to $915 thousand SBA PPP-related deferred loan origination costs and fewer data processing costs from our digital platform conversion.

Share Repurchase Program

On March 20, 2020, the Board of Directors suspended the $25.0 million share repurchase program approved on January 24, 2020. As of March 20, 2020, Bancorp had repurchased 58,526 shares totaling $1.8 million under this program. On October 23, 2020, the Board reactivated this share repurchase program.

Earnings Call and Webcast Information

Bank of Marin Bancorp will present its third quarter earnings call via webcast on Monday, October 26, 2020 at 8:30 a.m. PT/11:30 a.m. ET. Investors will have the opportunity to listen to the webcast online through Bank of Marin’s website at https://www.bankofmarin.com under “Investor Relations.” To listen to the webcast live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $3.0 billion, Bank of Marin has 22 branches, 5 commercial banking offices and 2 loan production offices located across 7 Bay Area counties. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, natural disasters (such as wildfires and earthquakes), our borrowers’ actual payment performance as loan deferrals related to the COVID-19 pandemic expire, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation (including the Tax Cuts & Jobs Act of 2017 and the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended), interruptions of utility service in our markets for sustained periods, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data; unaudited)	September 30, 2020	June 30, 2020	September 30, 2019
Quarter-to-Date
Net income	$7,491	$7,406	$9,448
Diluted earnings per common share	$0.55	$0.55	$0.69
Return on average assets	0.98%	1.01%	1.49%
Return on average equity	8.37%	8.52%	11.34%
Efficiency ratio	57.82%	54.00%	52.84%
Tax-equivalent net interest margin [1]	3.44%	3.53%	4.04%
Cost of deposits	0.09%	0.09%	0.21%
Net charge-offs (recoveries)	$4	$16	$(6)
Year-to-Date
Net income	$22,125		$25,162
Diluted earnings per common share	$1.62		$1.82
Return on average assets	1.03%		1.33%
Return on average equity	8.47%		10.40%
Efficiency ratio	56.21%		56.83%
Tax-equivalent net interest margin [1]	3.59%		4.03%
Cost of deposits	0.13%		0.20%
Net charge-offs (recoveries)	$13		$(19)
At Period End
Total assets	$2,975,225	$3,181,540	$2,592,071
Loans:
Commercial and industrial [2]	$512,973	$525,117	$260,828
Real estate:
Commercial owner-occupied	299,754	296,163	310,486
Commercial investor-owned	966,517	946,389	896,066
Construction	66,663	66,368	50,254
Home equity	107,364	112,911	121,814
Other residential	130,915	136,859	130,781
Installment and other consumer loans	23,805	26,394	28,461
Total loans	$2,107,991	$2,110,201	$1,798,690
Non-performing loans: [3]
Commercial and industrial	$—	$—	$195
Real estate:
Commercial investor-owned	886	$907	—
Home equity	532	625	167
Installment and other consumer loans	24	55	60
Total non-accrual loans	$1,442	$1,587	$422
Classified loans (graded substandard and doubtful)	$10,999	$13,545	$9,935
Total accruing loans 30-89 days past due	$318	$83	$574
Allowance for loan losses to total loans	1.05%	0.99%	0.90%
Allowance for loan losses to total loans, excluding non-PCI and SBA PPP loans [4]	1.29%	1.22%	0.96%
Allowance for loan losses to non-performing loans	15.34x	13.15x	38.45x
Non-accrual loans to total loans	0.07%	0.08%	0.02%
Total deposits	$2,569,289	$2,779,866	$2,224,524
Loan-to-deposit ratio	82.0%	75.9%	80.9%
Stockholders' equity	$357,570	$352,240	$333,065
Book value per share	$26.28	$25.92	$24.47
Tangible common equity to tangible assets [5]	11.0%	10.1%	11.7%
Total risk-based capital ratio - Bank	15.5%	15.0%	14.6%
Total risk-based capital ratio - Bancorp	16.1%	15.8%	15.3%
Full-time equivalent employees	291	295	291
[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Includes SBA PPP loans of $301.7 million and $298.9 million at September 30, 2020 and June 30, 2020, respectively.
[3] Excludes accruing troubled-debt restructured loans of $12.3 million, $10.3 million and $11.9 million at September 30, 2020, June 30, 2020 and September 30, 2019, respectively.
[4] The allowance for loan losses to total loans, excluding non-impaired non-PCI and guaranteed SBA PPP loans, is considered a meaningful non-GAAP financial measure, as it represents only those loans that were considered in the calculation of the allowance for loan losses. Non-PCI loans that were not impaired at September 30, June 30, 2020 and December 31, 2019 totaled $90.4 million, $95.6 million and $106.8 million, respectively. SBA PPP loans totaled $301.7 million and $298.9 million at September 30, 2020 and June 30, 2020, respectively. There were no SBA PPP loans as of September 30, 2019.

[5] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $34.2 million, $34.4 million and $35.0 million at September 30, 2020, June 30, 2020, and September 30, 2019, respectively. Tangible assets exclude goodwill and intangible assets.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
At September 30, 2020, June 30, 2020 and September 30, 2019

(in thousands, except share data; unaudited)	September 30, 2020	June 30, 2020	September 30, 2019
Assets
Cash, cash equivalents and restricted cash	$213,584	$397,699	$182,486
Investment securities
Held-to-maturity, at amortized cost	117,350	125,781	142,213
Available-for-sale (at fair value; amortized cost $394,437, $411,047, and $348,369 at September 30, 2020, June 30, 2020, September 30, 2019, respectively)	413,464	429,775	358,724
Total investment securities	530,814	555,556	500,937
Loans, net of allowance for loan losses of $22,113, $20,868 and $16,240 at September, 30, 2020, June 30, 2020, and September 30, 2019, respectively	2,085,878	2,089,333	1,782,450
Bank premises and equipment, net	5,266	5,278	6,474
Goodwill	30,140	30,140	30,140
Core deposit intangible	4,045	4,258	4,906
Operating lease right-of-use assets	26,041	23,090	11,934
Interest receivable and other assets	79,457	76,186	72,744
Total assets	$2,975,225	$3,181,540	$2,592,071

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$1,383,719	$1,442,849	$1,101,288
Interest bearing
Transaction accounts	156,061	146,811	162,015
Savings accounts	192,764	190,561	170,007
Money market accounts	738,661	904,163	693,137
Time accounts	98,084	95,482	98,077
Total deposits	2,569,289	2,779,866	2,224,524
Borrowings and other obligations	99	140	255
Subordinated debenture	2,760	2,743	2,691
Operating lease liabilities	27,527	24,574	13,665
Interest payable and other liabilities	17,980	21,977	17,871
Total liabilities	2,617,655	2,829,300	2,259,006

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 30,000,000 shares; Issued and outstanding - 13,605,363, 13,591,835 and 13,608,525 at September 30, 2020, June 30, 2020, and September 30, 2019, respectively	129,284	128,633	130,220
Retained earnings	215,976	211,613	196,999
Accumulated other comprehensive income, net of taxes	12,310	11,994	5,846
Total stockholders' equity	357,570	352,240	333,065
Total liabilities and stockholders' equity	$2,975,225	$3,181,540	$2,592,071

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended			Nine months ended
(in thousands, except per share amounts; unaudited)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Interest income
Interest and fees on loans	$21,776	$21,217	$21,525	$63,880	$63,208
Interest on investment securities	3,343	3,741	3,382	11,249	11,242
Interest on federal funds sold and due from banks	50	39	425	421	754
Total interest income	25,169	24,997	25,332	75,550	75,204
Interest expense
Interest on interest-bearing transaction accounts	41	39	101	146	269
Interest on savings accounts	17	17	17	50	52
Interest on money market accounts	377	383	855	1,731	2,406
Interest on time accounts	133	142	147	436	441
Interest on borrowings and other obligations	—	1	4	3	75
Interest on subordinated debenture	35	40	57	124	175
Total interest expense	603	622	1,181	2,490	3,418
Net interest income	24,566	24,375	24,151	73,060	71,786
Provision for loan losses	1,250	2,000	400	5,450	400
Net interest income after provision for loan losses	23,316	22,375	23,751	67,610	71,386
Non-interest income
Service charges on deposit accounts	284	293	439	1,028	1,403
Wealth Management and Trust Services	450	421	495	1,375	1,406
Debit card interchange fees, net	383	308	406	1,051	1,200
Merchant interchange fees, net	63	47	79	183	253
Earnings on bank-owned life insurance	232	234	795	741	970
Dividends on Federal Home Loan Bank stock	149	146	202	503	591
Gains on sale of investment securities, net	—	115	—	915	55
Other income	229	249	305	927	888
Total non-interest income	1,790	1,813	2,721	6,723	6,766
Non-interest expense
Salaries and related benefits	8,638	7,864	8,412	25,979	26,426
Occupancy and equipment	1,776	1,661	1,507	5,100	4,616
Depreciation and amortization	539	526	573	1,591	1,701
Federal Deposit Insurance Corporation insurance	181	116	1	299	354
Data processing	822	829	923	2,437	2,942
Professional services	655	550	580	1,749	1,701
Directors' expense	184	175	189	533	555
Information technology	256	252	279	758	822
Amortization of core deposit intangible	213	213	222	639	665
Provision for losses on off-balance sheet commitments	248	260	—	610	129
Charitable contributions	481	273	111	921	377
Other expense	1,245	1,422	1,403	4,232	4,356
Total non-interest expense	15,238	14,141	14,200	44,848	44,644
Income before provision for income taxes	9,868	10,047	12,272	29,485	33,508
Provision for income taxes	2,377	2,641	2,824	7,360	8,346
Net income	$7,491	$7,406	$9,448	$22,125	$25,162
Net income per common share:
Basic	$0.55	$0.55	$0.70	$1.64	$1.84
Diluted	$0.55	$0.55	$0.69	$1.62	$1.82
Weighted average shares:
Basic	13,539	13,514	13,571	13,526	13,654
Diluted	13,610	13,585	13,735	13,617	13,825
Comprehensive income:
Net income	$7,491	$7,406	$9,448	$22,125	$25,162
Other comprehensive income
Change in net unrealized gains or losses on available-for-sale securities	299	1,494	936	11,605	13,857
Reclassification adjustment for gains on available-for-sale securities to net income	—	(115)	—	(915)	(55)
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	149	135	123	394	328
Other comprehensive income, before tax	448	1,514	1,059	11,084	14,130
Deferred tax expense	132	448	313	3,277	4,182
Other comprehensive income, net of tax	316	1,066	746	7,807	9,948
Total comprehensive income	$7,807	$8,472	$10,194	$29,932	$35,110

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	September 30, 2020			June 30, 2020			September 30, 2019
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$184,883	$50	0.11%	$173,161	$39	0.09%	$77,467	$425	2.15%
Investment securities [2,3]	527,077	3,488	2.65%	550,483	3,886	2.82%	506,023	3,443	2.72%
Loans [1,3,4]	2,117,679	21,957	4.06%	2,043,197	21,399	4.14%	1,780,325	21,719	4.77%
Total interest-earning assets [1]	2,829,639	25,495	3.53%	2,766,841	25,324	3.62%	2,363,815	25,587	4.24%
Cash and non-interest-bearing due from banks	55,353			37,680			38,434
Bank premises and equipment, net	5,412			5,543			6,713
Interest receivable and other assets, net	138,938			133,639			114,537
Total assets	$3,029,342			$2,943,703			$2,523,499
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$153,089	$41	0.11%	$142,778	$39	0.11%	$137,861	$101	0.29%
Savings accounts	191,915	17	0.04%	182,371	17	0.04%	170,166	17	0.04%
Money market accounts	802,585	377	0.19%	794,654	383	0.19%	661,131	855	0.51%
Time accounts including CDARS	97,465	133	0.54%	95,076	142	0.60%	101,404	147	0.57%
Borrowings and other obligations [1]	113	—	2.51%	156	1	2.62%	599	4	2.69%
Subordinated debenture [1]	2,751	35	4.97%	2,733	40	5.73%	2,682	57	8.27%
Total interest-bearing liabilities	1,247,918	603	0.19%	1,217,768	622	0.21%	1,073,843	1,181	0.44%
Demand accounts	1,380,708			1,332,986			1,088,903
Interest payable and other liabilities	44,486			43,255			30,268
Stockholders' equity	356,230			349,694			330,485
Total liabilities & stockholders' equity	$3,029,342			$2,943,703			$2,523,499
Tax-equivalent net interest income/margin [1]		$24,892	3.44%		$24,702	3.53%		$24,406	4.04%
Reported net interest income/margin [1]		$24,566	3.40%		$24,375	3.49%		$24,151	4.00%
Tax-equivalent net interest rate spread			3.33%			3.41%			3.80%

				Nine months ended			Nine months ended
				September 30, 2020			September 30, 2019
					Interest			Interest
				Average	Income/	Yield/	Average	Income/	Yield/
(in thousands; unaudited)				Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]				$152,587	$421	0.36%	$43,896	$754	2.27%
Investment securities [2,3]				544,754	11,494	2.81%	564,050	11,477	2.71%
Loans [1,3,4]				1,998,456	64,240	4.22%	1,765,260	63,786	4.76%
Total interest-earning assets [1]				2,695,797	76,155	3.71%	2,373,206	76,017	4.22%
Cash and non-interest-bearing due from banks				44,665			34,634
Bank premises and equipment, net				5,631			7,108
Interest receivable and other assets, net				130,525			108,806
Total assets				$2,876,618			$2,523,754
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts				$144,784	$146	0.13%	$130,109	$269	0.28%
Savings accounts				179,288	50	0.04%	174,837	52	0.04%
Money market accounts				786,012	1,731	0.29%	665,167	2,406	0.48%
Time accounts including CDARS				96,237	436	0.61%	109,978	441	0.54%
Borrowings and other obligations [1]				208	3	2.14%	3,848	75	2.57%
Subordinated debenture [1]				2,733	124	5.96%	2,664	175	8.66%
Total interest-bearing liabilities				1,209,262	2,490	0.27%	1,086,603	3,418	0.42%
Demand accounts				1,278,265			1,083,260
Interest payable and other liabilities				40,279			30,344
Stockholders' equity				348,812			323,547
Total liabilities & stockholders' equity				$2,876,618			$2,523,754
Tax-equivalent net interest income/margin [1]					$73,665	3.59%		$72,599	4.03%
Reported net interest income/margin [1]					$73,060	3.56%		$71,786	3.99%
Tax-equivalent net interest rate spread						3.44%			3.80%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent in 2020 and 2019.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.